UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): January 19, 2005



                             InfoSonics Corporation
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Maryland                     005-79915                 33-0599368
(State or other jurisdiction        (Commission File          (IRS Employer
      of incorporation)                  Number)             Identification No.)

                 5880 Pacific Center Blvd., San Diego, CA 92121
                -------------------------------------------------
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (858) 373-1600
                                                            --------------

                                 Not Applicable
              ----------------------------------------------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act
      (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
      (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

                                EXPLANATORY NOTE

This Form 8-K/A amends the Current Report on Form 8-K filed on January 25, 2005 to correctly state (i) Jeffrey Klausner's title in the first paragraph of Item 1.01, which was incorrectly noted as Chief Executive Officer instead of Chief Financial Officer, (ii) the entity from which the Company acquired Primasel S.A. in the first paragraph of Item 3.02, which was incorrectly noted as Professional Communications Inc. instead of Fanrock Investments Limited, and (iii) that Fanrock Investments Limited's cash earn-out is tied to the profitability of Primasel S.A, rather than the profit growth of Primasel S.A. as was incorrectly stated in the first paragraph of Item 3.02. With the exception of the foregoing, the Company's Current Report on Form 8-K filed on January 25, 2005 has not otherwise been updated.

Item 1.01 Entry into a Material Definitive Agreement
     -----------------------------------------------

     Effective January 21, 2005, the Company granted to Abraham Rosler, a Director and Executive Vice President of the Company, options to purchase 90,000 shares of its common stock pursuant to the Company's 2003 Stock Option Plan. Effective as of the same date, the Company granted to Jeffrey Klausner, the Chief Financial Officer of the Company, options to purchase 120,000 shares of common stock and granted to Joseph Murgo, the Vice President of Sales of the Company, options to purchase 25,000 shares of common stock, all under the Company's 2003 Stock Option Plan. These options vest upon the later of 1) one year from the date on which the employee was hired by the Company; or 2) the date of grant. These options have an exercise price of $3.29 per share, which was the closing price per share of the Company's common stock on January 21, 2005, and terminate three years from the date of grant. The options granted to Messrs. Rosler, Klausner and Murgo were issued in consideration for services rendered to the Company.

     Also effective January 21, 2005, the Company granted options to purchase 15,000 shares of common stock pursuant to the Company's 2003 Stock Option Plan to each of Randall Marx, Robert Picow, and Kirk Waldron in consideration for serving as independent members of the Company's Board of Directors. These options vest on December 31, 2005 and terminate five years from the date of grant. These options have an exercise price of $3.29 per share, which was the closing price per share of the Company's common stock on January 21, 2005.

Item 3.02 Unregistered Sales of Equity Securities
          ---------------------------------------

     On January 19, 2004, InfoSonics Corporation (the "Company") completed an acquisition of all of the outstanding shares of common stock of Primasel S.A., a corporation formed under the laws of Uruguay ("Primasel"), from Fanrock Investments Limited, a corporation formed under the laws of the British Virgin Islands ("FIL"). Pursuant to the terms of the Stock Purchase and Sale Agreement for this transaction, the Company shall pay a cash earn-out to FIL tied to sales and profitability. In addition, the Company shall issue to FIL shares of the Company's common stock (the "Common Stock") pursuant to an earn out tied to sales over the next three years. Although the Company is not currently obligated to issue any shares of Common Stock, if Primasel's sales reach certain agreed upon levels within the next three years, the Company could issue to FIL up to a total of 120,000 shares of Common Stock. These securities have not been, and when issued will not be, registered under the Securities Act of 1933, as amended (the "Securities Act"), or under state securities laws, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or applicable exemption from the registration requirements. This private securities issuance is exempt from registration under Section 4(2) of the Securities Act and the rules promulgated thereunder.

     Effective January 21, 2005, the Company granted options to purchase an aggregate of 75,000 shares of its common stock to certain employees (the "Employee Options"). The Employee Options vest upon the later of 1) one year from the date on which the employee was hired by the Company; or 2) the date of grant. The Employee Options have an exercise price of $3.29 per share, which was the closing price per share of the Company's common stock on January 21, 2005, and terminate three years from the date of grant. The Employee Options were issued by the Company in transactions deemed exempt from registration under the Securities Act under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving any public offering.

     Please see Item 1.01 above for disclosure regarding additional issuances of unregistered securities to certain of the Company's executive officers and Directors. These securities were issued by the Company in transactions deemed exempt from registration under the Securities Act under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving any public offering.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                  InfoSonics Corporation



                                                  /s/ Jeffrey Klausner
                                                  ------------------------------
                                                  Chief Financial Officer

Dated: February 1, 2005